Exhibit 10.2

March 31, 2010

VIA HAND DELIVERY

Karen Willem

c/o Openwave Systems Inc.

2100 Seaport Boulevard

Redwood City, CA 94063

Re:     Separation Agreement

Dear Karen:

As discussed, this letter sets forth the terms of the separation agreement (the “Agreement”) that Openwave Systems Inc. (the “Company”) is offering to you to aid in your employment transition.

1. Separation Date. Your last day of work with the Company and your employment termination date (which constitutes the date of your “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) will be March 31, 2010 (the “Separation Date”). As of the Separation Date, you will no longer be employed as Chief Financial Officer of the Company or hold any other employment or officer positions with the Company or any of its subsidiaries or affiliates. You and the Company agree that your separation from service is an involuntary separation from service within the meaning of Treasury Regulation Section 1.409A-1(n)(1).

2. Accrued Salary and Paid Time Off. On the Separation Date, the Company will pay you all accrued salary and paid time off/vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments by law, regardless of whether or not you sign this Agreement.

3. Severance Benefits. If you sign, date and return this Agreement to the Company on or within twenty-one (21) days and allow it to become effective, and you comply with your obligations hereunder, the Company will provide you with the following as your sole severance benefits (the “Severance Benefits”), which will be in lieu of, and will fully satisfy the Company’s obligations with regard to, any other severance benefits that you may be entitled to receive (including but not limited to severance benefits under the Employment Agreement between you and the Company dated July 7, 2008 (the “Employment Agreement”)):

(a) Severance Payment. The Company will pay you cash severance in the amount of $150,000 which is equal to six (6) months of your final base pay (the “Severance Payment”). The Severance Payment will be subject to required deductions and withholdings, and will be paid to you in one lump sum within ten (10) business days after the Effective Date of this Agreement (as defined in Section 12(d) herein).

(b) Bonus Payment. The Company will pay you a bonus payment in the amount of $150,000, which is equal to fifty-percent (50%) of your current annual bonus target under the Company’s Corporate Incentive Plan (the “Bonus Payment”). The Bonus Payment will be subject to required deductions and withholdings, and will be paid to you in one lump sum within ten (10) business days after the Effective Date of this Agreement (as defined in Section 12(d) herein).

(c) Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits after the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA laws on or after the Separation Date. Additionally, if you timely elect continued group health insurance coverage under COBRA, the Company will pay your COBRA premiums (including coverage for your eligible dependants) for a maximum period of six (6) months following the Separation Date; provided that, the Company’s obligation to pay your COBRA premiums will cease earlier if you become eligible for coverage under a group health plan of a subsequent employer. You are required to notify the Company immediately if you become eligible for coverage under a group health plan of a subsequent employer.

4. Stock Options. Vesting of your outstanding stock options will cease effective as of the Separation Date, and any unvested options shall terminate. You will be able to exercise your vested options in accordance with the terms of the Option agreement and the controlling stock option plan.

5. No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation, severance, or benefits on or after the Separation Date, with the exception of any vested benefits you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested stock options if timely exercised by you. By way of example, but not limitation, you represent that you have not earned and are not owed (unless already paid to you or explicitly provided for in this Agreement) any bonus, incentive compensation, or equity.

6. Expense Reimbursement. You agree that, no later than thirty (30) days following the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for such expenses pursuant to its regular business practice.

7. Return of Company Property. By no later than the close of business on the Separation Date, you must return to the Company all Company documents (and all copies thereof) and other property of the Company in your possession or control, including, but not limited to, Company files, notes, correspondence, memoranda, notebooks, drawings, records, reports, lists, compilations of data, proposals, agreements, drafts, minutes, studies, plans, forecasts, purchase orders, financial and operational information, product and training information, research and development information, sales and marketing information, personnel and compensation information, vendor information, promotional literature and instructions, product specifications and manufacturing information, computer-recorded information, electronic information (including e-mail and correspondence), other tangible property and equipment (including, but not limited to, computer equipment, PDAs, facsimile machines, and cellular telephones), credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information within the required timeframe. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then you agree to provide the Company, within five (5) business days after the Separation Date, with a computer-useable copy of all such information and then permanently delete and expunge such Company confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. Your timely compliance with this Section 7 is a precondition to your receipt of the Severance Benefits.

8. Proprietary Information Obligations. You acknowledge and reaffirm your continuing obligations to the Company under your Confidential Information and Inventions Assignment Agreement (the “Confidentiality Agreement”), which you signed on July 7, 2008.

9. Nondisparagement. You agree not to disparage the Company and its officers, directors, employees, shareholders, investors, and agents, in any manner likely to be harmful to them or their business, business reputations or personal reputations; provided that you may respond accurately and fully to any request for information to the extent required by legal process.

10. No Voluntary Adverse Action; and Cooperation. You agree that you will not voluntarily (except in response to legal compulsion) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, investors, employees or agents. In addition, you agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs. In addition, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.

11. No Admissions. Nothing contained in this Agreement shall be construed as an admission by you or the Company of any liability, obligation, wrongdoing or violation of law.

12. Release of Claims.

(a) General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, including but not limited to the Severance Benefits, you hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, investors, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b) Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including, but not limited to, claims arising under or based on the Employment Agreement); (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Family and Medical Leave Act (as amended) (“FMLA”), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Fair Employment and Housing Act (as amended), the California Labor Code, and the California Family Rights Act (“CFRA”).

(c) Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or any other government agency, except that you acknowledge and agree that you are hereby waiving your right to any monetary benefits in connection with any such claim, charge or proceeding. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

(d) ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in this Section 12(d) is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days in which to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke the Agreement (by providing written notice of your revocation to the Company’s Chief Executive Officer); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).

(e) Waiver of Unknown Claims. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

13. Representations. You hereby represent that you have been paid all compensation owed for all time worked, you have received all the leave and leave benefits and protections for which you are eligible pursuant to FMLA, CFRA, or any applicable laws or Company policies, and you have not suffered any work-related injury or illness for which you have not already filed a workers’ compensation claim.

14. Dispute Resolution. To ensure rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach of this Agreement, your employment, or the termination of your employment, including but not limited to any statutory claims, shall be resolved, to the fullest extent permitted by law, by confidential, final and binding arbitration in Santa Clara County, California conducted before a single arbitrator with JAMS, Inc. (“JAMS”) or its successor, in accordance with JAMS’ then-applicable arbitration rules. The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. Nothing in this Agreement shall prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

15. Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a written agreement signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, and their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be deemed modified so as to be rendered enforceable in a manner consistent with the intent of the parties, insofar as possible under applicable law. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement shall be deemed to have been entered into, and shall be construed and enforced, in accordance with the laws of the State of California without regard to conflicts of law principles. This Agreement may be executed in counterparts, each of which shall be deemed to be part of one original, and facsimile signatures and signatures transmitted by PDF shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below and return the fully signed Agreement to me within twenty-one (21) days of your receipt of this Agreement. If you do not sign and return it to the Company within the aforementioned timeframe, the Company’s offer to enter into this Agreement will expire.

Let me know if you have any questions. We wish you the best in your future endeavors.

Sincerely,

Openwave Systems Inc.

By:	/s/ Ken D. Denman
Ken Denman
CEO

Understood and Agreed:

/s/ Karen J. Willem
Karen Willem

Date: March 31, 2010